Exhibit 99.1

Natural Health Trends Receives Non-Compliance Notification Letter from NASDAQ

HONG KONG - April 5, 2019 - Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced that it received a customary notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all required periodic reports with the Securities and Exchange Commission (“SEC”). The April 4, 2019 letter was sent as a result of the Company’s delay in filing its Annual Report on Form 10-K for the year ended December 31, 2018. The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock.

On March 18, 2019, the Company filed a Notification of Late Filing on Form 12b-25 indicating that the filing of the Form 10-K would be delayed until management has completed its assessment of the Company’s internal control over financial reporting and the Company’s independent registered accounting firm has completed its integrated audit. The Company had initially anticipated the Form 10-K would be filed prior to the extension date of April 2, 2019 and is working diligently with its independent registered accounting firm, Marcum LLP, to file the Form 10-K with the SEC as soon as practicable.

Per the notification letter, the Company must submit a plan to regain compliance with Nasdaq’s continued listing standards by no later than June 3, 2019. The Company can also regain compliance at any time before June 3, 2019 by filing the Form 10-K with the SEC, as well as any subsequent periodic financial reports that may become due, and continuing to comply with Nasdaq’s other continued listing requirements.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 27, 2018 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel (Hong Kong): +852-3107-0800
Tel (U.S.): 310-541-0888
scott.davidson@nhtglobal.com

Investor Contact:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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